ANS Investments LLC
▪ 50 Battery Place, Suite 7F, New York, NY 10280 ▪
▪ Tel: (212) 945-2080 ▪ Fax: (508) 629-0074 ▪
▪ Email: jmeer@verizon.net ▪

                                         January 8, 2009

VIA ELECTRONIC MAIL, OVERNIGHT MAIL
AND FACSIMILE TRANSMISSION

Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT  06106
Attention: Mr. Edward B. Whittemore, Esq.
Corporate Secretary

Re:	Stockholder Notice of Intention to Nominate a Person for Election to the Board of Directors, and to Bring Other Matters of Business before the Stockholders, of Magellan Petroleum Corporation

Ladies and Gentlemen:

Pursuant to and in accordance with the instructions set forth in the Proxy Statement on Schedule 14A filed by Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the "Company"), with the U.S. Securities and Exchange Commission (the “SEC” or the "Commission") on October 29, 2007 (the "2007 Proxy Statement") and pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), ANS Investments LLC, a Delaware limited liability company (the "Stockholder"), hereby gives notice (this “Notice”) of its intention to (i) nominate the following person to stand for election to the Board of Directors of the Company (the "Board" or the “Company Board”) at the next annual or special meeting of stockholders of the Company at which directors are to be elected (including any and all adjournments, postponements, reschedulings or continuations thereof, the "Stockholder Meeting"): Jonah M. Meer (the "Nominee"), and (ii) bring before the Stockholder Meeting, for consideration and action by the Company’s stockholders, resolutions effecting the other business and proposals listed on Exhibit A to this Notice (collectively, the “Proposals”).

All information required to be included in this Notice pursuant to the Bylaws, including Article II, Section 2.1 (the “Proposal Requirements”), and Article II, Section 2.2 (the “Nomination Requirements”), has been provided by the Stockholder and the Nominee. Where applicable information sought by the Bylaws or Schedule 14A ("Schedule 14A") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be answered in the negative and no response would be required to be included in a proxy statement, the absence of any response herein may be presumed to be a response in the negative.  All information set forth herein relating to any person other than the Stockholder is given only to the knowledge of the Stockholder.

Magellan Petroleum Corporation
January 8, 2009

The Exhibits and Annexes hereto are hereby incorporated into and made a part of this Notice to the same extent as though fully set forth herein. To the extent that information set forth at any point in this Notice, including the Exhibits and Annexes hereto, is responsive to a specific heading below, the information below each such heading shall be deemed to incorporate such information, no matter where such information appears in this Notice, including the Exhibits and Annexes hereto. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits and Annexes hereto, shall be deemed disclosed for all purposes of this Notice. All upper case terms appearing in the Exhibits and Annexes that are not defined therein shall have the same meanings as the definitions of such terms in this Notice.

In compliance with the Nomination Requirements, this Notice sets forth with respect to the Nominee: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of shares of capital stock of the Company which are owned by such person, either of record or beneficially; and (d) any other information relating to such person that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Nominee been nominated, or intended to be nominated, by the Company’s Board of Directors. To the extent that additional information is provided regarding the Nominee, such information is provided voluntarily for completeness.

In addition, in compliance with the Nomination Requirements, this Notice sets forth: (a) the name and address of the Stockholder as they appear on the Company’s books; (b) a representation that the Stockholder is a holder of record of shares of capital stock of the Company entitled to vote at the Stockholder Meeting and intends to appear in person or by proxy at the Stockholder Meeting to nominate the Nominee; (c) the class and number of shares of capital stock of the Company which are owned by the Stockholder, beneficially and of record; and (d) a description of all arrangements or understandings between the Stockholder and the Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the Stockholder. To the extent that additional information is provided regarding the Stockholder, such information is provided voluntarily for completeness.

Pursuant to the Proposal Requirements, this Notice sets forth (a) a brief description of the business desired to be brought before the Stockholder Meeting and the reasons for conducting such business at the Stockholder Meeting; (b) the name and address, as they appear on the Company’s books, of the Stockholder; (c) the class and number of shares of the Company which are beneficially owned by the Stockholder as of the date hereof; (d) a representation that the Stockholder is a holder of record of capital stock of the Company entitled to vote at the Stockholder Meeting and intends to appear in person or by proxy at the Stockholder Meeting to present such business, and (e) any material interest of the Stockholder in such business.

Magellan Petroleum Corporation
January 8, 2009

Information Regarding the Stockholder

The Stockholder is the record owner of 2,000 shares (the “Record Shares”) of the Company’s Common Stock, par value $0.01 per share ("Magellan Common Stock" or “Common Stock”), as evidenced by Magellan stock certificate number NU0112279 dated February 25, 2008. In addition, and including the Record Shares, the Stockholder is the beneficial owner of 574,485 shares of the Magellan Common Stock (collectively, the “Shares”).  Based on the 41,500,325 shares of Magellan Common Stock reported to be issued and outstanding as of November 10, 2008 in the Company’s Quarterly Report on Form 10-Q for the fiscal quarterly period ended September 30, 2008, the Stockholder is the beneficial holder of approximately 1.4% of the issued and outstanding shares of the Magellan Common Stock.

The Stockholder intends to remain the record owner of the Record Shares as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting and, accordingly, represents that it is entitled to vote at the Stockholder Meeting. The name and address of the Stockholder as they appear on the Company's stock ledger are: ANS Investments LLC, 50 Battery Place, Suite 7F, New York, New York 10280-1530.  As evidence of the Stockholder’s record ownership, attached hereto is a true and correct copy of  the stock certificate referenced above which was issued by the Company’s transfer agent and registrar, American Stock Transfer & Trust Company, LLC.   The Stockholder further represents that it intends to appear in person or by proxy at the Stockholder Meeting to present the nomination of the Nominee and the Proposals.

Information Regarding the Nominee

Nominee Consent

The Nominee has executed a written consent to being named as a Nominee and to serving as a director of the Company, if so elected.  A copy of such consent is included in Annex I which is attached hereto and incorporated by reference herein.

Term of the Nominee

The initial term of the Nominee, if elected, would be until the 2011 Annual Meeting of Stockholders and until a successor has been elected and qualified.

Magellan Petroleum Corporation
January 8, 2009

Biographical Information

The following information sets forth with respect to the Nominee: the Nominee’s business experience during the past five (5) years (including principal occupation and employment during the past five (5) years and the name and principal business of any corporation or other organization in which such occupation or employment was carried on) and any directorships held by such Nominee in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended. Except as set forth below, no occupation or employment is or was, during such period, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company. The Nominee has never served on the Magellan Board.

Jonah M. Meer

Mr. Meer, Age 53, is a private investor and entrepreneur involved in various businesses and enterprises.  He is the founder and Chief Executive Officer of the Stockholder.  Mr. Meer has been employed as a senior executive and a member of the Board of Directors of a number of publicly-traded firms over the past thirty (30) years.  He has been a senior executive in Wall Street securities firms for more than twenty (20) years having served as the Chief Financial Officer, Chief Operating Officer and a Principal at Oscar Gruss & Son Incorporated from 1983-1996 where he was responsible for all operations of the securities trading firm.  He has also served as a Senior Vice President of the international investment firm Oppenheimer & Co and currently serves as the Chief Executive Officer of jBroker Global Inc, a New York based company that operates an electronic trading center which facilitates cross-border securities trading among major investment firms, multinational banks and financial institutions.  Mr. Meer is also the founder and Chief Executive Officer of Planet Brokerage LLC, a FINRA member firm engaged in securities brokerage transactions.

Mr. Meer was appointed by the United States Bankruptcy Court for the Southern District of New York and the Committee of Creditors and Equity Holders as the Trustee of the Actrade Liquidating Trust, successor to the formerly publicly traded companies Actrade Capital, Inc. and Actrade Financial Technologies, Ltd.  In such capacity, Mr. Meer is currently responsible for winding down the affairs of the Actrade Group in the United States and other countries and distributing the assets to the involved creditors and shareholders.

In May 2004, Mr. Meer was appointed the Chairman of the Audit Committee of Vie Financial Group, a publicly-traded electronic trading broker dealer serving institutional investors and broker-dealers.  He also served as the Audit Committee’s Financial Expert (as defined in the General Rules and Regulations under the Exchange Act).  He served on the Vie Financial Group Audit Committee until September 2005 when the Vie Financial Group was sold to the institutional securities firm Piper Jaffray Cos.

Magellan Petroleum Corporation
January 8, 2009

From 1997 to 2003, Mr. Meer held various senior executive positions, including Chairman of the Board, President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Continental Information Systems Corporation, a publicly-traded specialized financial services company that was engaged in the leasing, sales and management of commercial aircraft and engines, among other assets, and was also engaged in other financing activities, including commercial real estate financing.  Mr. Meer has also managed various publicly-held aircraft leasing partnerships controlled by Lehman Brothers Inc.

Mr. Meer began his career as a tax accountant and attorney, and is admitted to the practice of law in the State of New York.  Mr. Meer received his Masters of Laws degree in taxation from the New York University School of Law, and also holds a Juris Doctor degree and a Bachelor of Science degree in accounting.

The business address of Mr. Meer is c/o ANS Investments LLC, 50 Battery Place, Suite 7F, New York, New York 10280.

The residential address of Mr. Meer can be found in Annex II hereto.

Annex I hereto sets forth the consent of Mr. Meer to serve as a director of the Company if elected.

Absence of Involvement in Certain Legal Proceedings

During the past five years, and with respect to (b) below during the past ten years:

           (a)           No petition under the Federal bankruptcy laws or any State insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, the Nominee, or any partnership in which the Nominee was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two (2)  years before the time of such filing;

            (b)           The Nominee has not been convicted in a criminal proceeding or been a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

            (c)           The Nominee has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person, or otherwise limiting such person, from the following activities:

                     (i)           Acting as a futures commission merchant, introducing broker, commodity trading adviser, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in, or continuing any conduct or practice in connection with, such activity;

Magellan Petroleum Corporation
January 8, 2009

                    (ii)           Engaging in any type of business practice; or

                    (iii)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

           (d)           The Nominee has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

           (e)           The Nominee has not been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, where the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; and

           (f)           The Nominee has not been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any Federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Material Proceedings Adverse to the Company

To the best knowledge of the Stockholder, there are no material pending proceedings (or any such proceedings known to be contemplated by governmental authorities) to which the Stockholder or the Nominee, or any of their respective associates or affiliates, is a party adverse to the Company or any of its subsidiaries, or in which the Stockholder or the Nominee or any of their respective associates or affiliates has a material interest adverse to the Company or any of its subsidiaries.

Interests in the Company

Other than as set forth herein, neither the Stockholder nor the Nominee, nor any of their respective associates or affiliates have had or will have a direct or indirect material interest in any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries or affiliates was or is to be a party and where the amount involved exceeds $120,000.

Magellan Petroleum Corporation
January 8, 2009

Absence of Any Family Relationships

Neither the Stockholder nor the Nominee, nor any of their respective associates or affiliates, has any family relationship with any director or executive officer of the Company, or person known to be nominated or chosen to become a director or executive officer of the Company, or an executive officer of any subsidiary or other affiliate of the Company.

Section 16(a) of the Exchange Act

Neither the Stockholder nor the Nominee has failed to file, or has failed to file on a timely basis, reports during the last fiscal year or the current fiscal year related to the Company that are required by Section 16(a) of the Exchange Act.

Interest in Matters to Be Acted Upon

As of the date of this letter, the Stockholder’s interest in the election of the Nominee and the approval of the Proposals by the Company’s stockholders at the Stockholder Meeting is derived from its ownership of the Shares, its interest in seeing the Nominee elected to serve as a director of the Company, its interest in improving the Company’s operating performance and corporate governance practices and as set forth herein.

To the best knowledge of the Stockholder, as of the date of this letter, neither the Nominee nor any of his associates or affiliates has any material or substantial interest, direct or indirect, in any matter to be acted upon at the Stockholder Meeting other than as set forth herein and such interest that is derived from their direct and indirect ownership of the Shares, including such ownership interest in the Shares that is derived through their ownership interests in the Stockholder, the interest of the Nominee in being elected to serve as a director of the Company, the interest of the Nominee in improving the Company’s operating performance and corporate governance practices and as set forth herein.

The Nominee may also be deemed to have an interest in his nomination for election to the Magellan Board by virtue of the compensation the Nominee will receive from the Company as a director if elected to the Magellan Board.

One of the Proposals noticed hereby, Proposal 2 as set forth on Exhibit A hereto, is intended to deter the current members of the Board from amending the Bylaws or taking other actions that would create obstacles to the election of the Nominee. The Stockholder and the Nominee may be deemed to have an interest in this Proposal insofar as adoption of this Proposal may facilitate the election of the Nominee.

Magellan Petroleum Corporation
January 8, 2009

Arrangements or Understandings

On March 10, 2008, the Nominee was granted irrevocable proxies (collectively, the “Irrevocable Proxies”) with respect to the shares of Magellan Common Stock held by the Stockholder, Langston Company Holding Ltd, a  corporation organized under the laws of the British Virgin Islands (“Langston”), and Yonado Ltd., a corporation organized under the laws of the State of Israel (“Yonado”).  Copies of the Irrevocable Proxies were filed as exhibits to the Schedule 13D (the “Schedule 13D”) filed by the Nominee, the Stockholder, Langston and Yonado (collectively, the “Schedule 13D Reporting Persons”) with the SEC on March 12, 2008 and any description of the Irrevocable Proxies contained herein is qualified in its entirety by reference to such filed copies of the Irrevocable Proxies.

Except as set forth herein or in the Schedule 13D, neither the Stockholder nor the Nominee is, or has  been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

Except as set forth herein, neither the Stockholder nor the Nominee beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company. None of the corporations or organizations in which the Nominee has conducted his principal occupation or employment was or is a parent, subsidiary or affiliate of the Company, and the Nominee does not holds any position or office with the Company.

Except as set forth herein, neither the Stockholder nor the Nominee nor any of their respective associates or affiliates has any arrangements or understandings with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will be or may be a party.

Under the applicable regulations of the Commission, the Nominee will be deemed to be a "participant" in the Stockholder's solicitation of proxies due to his status as a nominee for election to the Board.  Except as provided herein, there are no arrangements or understandings between the Stockholder or the Nominee and any other person pursuant to which the nomination of the Nominee is to be made by the Stockholder.

The Nominee has executed a written consent agreeing to (i) serve as a nominee for election to the Company Board at the Stockholder Meeting, (ii) being named as a nominee in any notice provided by the Stockholder of its intention to nominate the Nominee for election as a director to the Company  Board at the Stockholder Meeting, (iii) being named as a nominee in any proxy statement filed by the Stockholder in connection with the solicitation of proxies or written consents for election of the Nominee at the Stockholder Meeting, and (iii) serve as a director if elected as a director of the Company, which consent is included in Annex I hereto.

The Nominee will not receive any compensation or other consideration from the Stockholder or any other person for either his services as a nominee or for his service as a director of the Company, if elected. If elected, the Nominee would be entitled to such compensation from the Company as is provided to other non-employee directors, which amounts, if equal to those historically paid by the Company, are set forth in the 2007 Proxy Statement. The Stockholder anticipates that the Nominee, if elected, will be indemnified for his service as a director of the Company to the same extent that indemnification is provided to the current directors of the Company and that the Nominee will be covered by the Company's officer and director liability insurance to the same extent that such coverage is provided to the current directors of the Company.

Magellan Petroleum Corporation
January 8, 2009

Compensation Committee Interlocks and Insider Participation

The Nominee was not, during the fiscal year ended June 30, 2008, an officer or employee of the Company, and the Nominee is not a former officer of the Company. The Nominee does not have a relationship that would constitute an interlocking relationship with executive officers and directors of another entity or that would require disclosure pursuant to Item 407(e)(4) of Regulation S-K under the Exchange Act under the caption “Compensation Committee Interlocks and Insider Participation.”

Independence

The Nominee has not been an employee of the Company at any time within the last three (3) years, and none of his immediate family members are currently, or have been within the past three (3) years, executive officers of the Company.

Neither the Nominee nor any of his immediate family members have received more than $120,000 in direct compensation (including payments to business entities owned by the Nominee or such immediate family members) from the Company during any twelve (12) month period within the last three (3) years, subject to the exceptions set forth in Nasdaq Marketplace Rule 4200(a)(15).

Neither the Nominee, nor any of his immediate family members, is a current partner or a current employee of the Company's auditor, Deloitte & Touche LLP. Neither the Nominee, nor any of his immediate family members, was, within the last three (3) years, a partner or employee of Deloitte & Touche, LLP who personally worked on the Company's or any of its subsidiaries’ audits during that time.

Neither the Nominee, nor any of his immediate family members, is currently a partner in, or a controlling stockholder or an executive officer of, a company to which the Company has made, or from which the Company received, payments for property or services in the current or any of the past three (3) fiscal years that, in any single fiscal year, exceeded the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000, subject to the exceptions set forth in Nasdaq Marketplace Rule 4200(a)(15).

Magellan Petroleum Corporation
January 8, 2009

The Stockholder has no knowledge of any facts that would prevent the Magellan Board from determining that the Nominee is independent for purposes of Nasdaq Marketplace Rule 4200(a)(15).

Ownership of Common Stock of the Company

Exhibit B hereto sets forth for the Stockholder (i) the number of shares of the Company’s securities held of record, (ii) the number of shares of the Company’s securities beneficially owned and the nature of such beneficial ownership and (iii) the name and address of the beneficial and record holders of the Company securities as described in clauses (i) and (ii) of this paragraph. Share ownership is provided in this notice as of the date hereof. Except as otherwise noted, the name and address of each record holder is current and matches the name and address on the Company's stock ledger.

The Shares held by the Stockholder were originally purchased using funds on-hand through, and held in, various brokerage custodian accounts which, from time to time in the ordinary course, may utilize margin borrowing in connection with purchasing, borrowing or holding securities, and such shares may thereby have been, or in the future may become, subject to the terms and conditions of such margin debt and term, together with all other securities held therein.  Since other securities may be held in such accounts from time to time, it is not possible to determine the amounts, if any, of margin used with respect to the purchase of the Shares. As of the date hereof, no part of the purchase price or market value of any of the shares of the Company’s securities held by the Stockholder are represented by funds borrowed or otherwise obtained for the purpose of acquiring of holding such shares.

As of the date of this Notice, the Nominee may be deemed to be the beneficial owner of an aggregate of 876,175 shares of Magellan Common Stock, including (i) the 84,500 shares held directly by the Nominee, (ii) the 574,485 shares held by the Stockholder, (iii) the 95,800 shares held by Yonado, and (iv) the 121,390 shares held by Langston.  The Nominee has the sole power to vote and dispose of 84,500 Shares directly and beneficially owned by him.  Given that the Nominee is the Chief Executive Officer of the Stockholder, the Nominee may also be deemed to have shared dispositive power with respect to the 574,485 Shares directly held by the Stockholder. Giving effect to the irrevocable proxies discussed above and assuming no change in the number of shares of Magellan Common Stock held by either Yonado or Langston since the filing of the Schedule 13D, the Nominee may be deemed to have shared voting power with respect to an aggregate of 791,675 Shares and sole voting power with respect to 84,500 Shares. The Nominee does not beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company.

The Shares held by the Nominee were originally purchased with personal funds through, and held in, various brokerage custodian accounts which, from time to time in the ordinary course, may utilize margin borrowing in connection with purchasing, borrowing or holding securities, and such shares may thereby have been, or in the future may become, subject to the terms and conditions of such margin debt and term, together with all other securities held therein. Since other securities may be held in such accounts from time to time, it is not possible to determine the amounts, if any, of margin used with respect to the purchase of the Shares. As of the date hereof, no part of the purchase price or market value of any of the shares of the Company’s securities held by the Nominee are represented by funds borrowed or otherwise obtained for the purpose of acquiring of holding such shares.

Magellan Petroleum Corporation
January 8, 2009

Transactions in the Company’s Securities

Exhibit C hereto sets forth a schedule of all transactions by the Stockholder and the Nominee in the securities of the Company effected within the past two (2) years.  Except as otherwise specified, all purchases and sales were made in the open market.

Information Regarding the Proxy Solicitation

The Stockholder intends that it will deliver a proxy statement and form of proxy to a sufficient number of holders of the Company's voting shares to elect the Nominee and approve the Proposals.  Additionally, the Stockholder intends to appear in person or by proxy at the Stockholder Meeting to nominate the Nominee and present the Proposals.

Proxies may be solicited by mail, facsimile, advertisement, telephone, the Internet, telegraph and personal solicitation, and any other means permitted by applicable law. No additional compensation will be paid to the Nominee for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to their customers for whom they hold shares of record, and they will be reimbursed by the Stockholder for their reasonable out-of-pocket expenses.

The Stockholder has retained The Altman Group, Inc. (“TAG”) to provide it with proxy solicitation and advisory services in connection with the solicitation. It is anticipated that TAG will employ approximately twenty-five (25) persons to solicit the Company’s stockholders for the Stockholder Meeting. The Stockholder has agreed to pay to TAG a fee not expected to exceed $38,000 and to reimburse TAG for its reasonable out-of-pocket expenses. The Stockholder has also agreed to indemnify and hold TAG and all its employees harmless against certain liabilities and expenses, including certain liabilities arising under the federal securities laws, incurred as a result of providing solicitation and advisory services in connection with the Stockholder’s proxy solicitation.

Expenses Relating to the Proxy Solicitation

The entire expense of preparing, assembling, printing and mailing the Stockholder’s proxy statement and related solicitation materials and the cost of soliciting proxies will be borne by the Stockholder. In the event that the Nominee is elected to the Company’s Board of Directors at the Stockholder Meeting and/or the Proposals are approved by the requisite vote of the Company’s stockholders, the Stockholder intends to seek reimbursement of such expenses from the Company and does not intend to submit such reimbursement to a vote of stockholders.

Magellan Petroleum Corporation
January 8, 2009

The costs of this solicitation of proxies, and other costs specifically related to this proxy solicitation, are currently estimated to be, approximately $150,000. The Stockholder estimates that through the date hereof, its total expenditures to date for, in furtherance of, or in connection with, its proxy solicitation are approximately $90,000.

General

Under the applicable regulations of the SEC, each of the Stockholder and the Nominee will be deemed to be a "participant" in the Stockholder's solicitation of proxies in support of the Nominee and the Proposals at the Stockholder Meeting. As of the date hereof, to the knowledge of the Stockholder and based on the Company's filings with the SEC, including the 2007 Proxy Statement, the full Board of Directors of the Company consists of five (5) directors, divided into three classes and, based upon the Company’s 2007 Proxy Statement, the Stockholder is assuming that only one (1) directorship will be open for election at the Stockholder Meeting. The Stockholder reserves the right to nominate additional and/or substitute nominees if the Company has increased or increases the number of directors to be elected at the Stockholder Meeting, if the composition of the Company’s Board of Directors changes prior to the Stockholder Meeting, or if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominee.  Shares of Magellan Common Stock represented by proxies given to the Stockholder will be voted for any such additional and/or substitute nominee. Additionally, if the Nominee (or any additional and/or substitute nominee) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, including due to death or disability, the Stockholder reserves the right to nominate a substitute nominee in the place of such Nominee (or additional and/or substitute nominee). The Stockholder's reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Stockholder, are and shall be without prejudice to the issue of whether any such action by the Company was valid under the circumstances and will not limit the Stockholder's or any other person's rights to challenge such actions.

The Stockholder also reserves the right to give further notice of business to be made or conducted at the Stockholder Meeting or any other meeting of the Company’s stockholders.

The Company is cautioned not to take any action that would adversely impact the Stockholder's ability to effectuate the change in the composition of the Board of Directors of the Company as indicated in this notice or the right of the Company's stockholders to support the Stockholder's nominations or the Proposals.

Magellan Petroleum Corporation
January 8, 2009

The Stockholder, in furnishing this notice or any additional information, does not concede the validity or enforceability of any of the provisions of the Bylaws or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders, and expressly reserves the right to challenge the validity, application and interpretation of any such provisions or any other matter.

The information included herein represents the Stockholder’s best knowledge as of the date hereof.  The Stockholder reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the Stockholder does not commit to update any information which may change from and after the date hereof.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominee at the Stockholder Meeting, or if the Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Stockholder may have, this Notice shall continue to be effective with respect to any replacement Nominee(s) selected by the Stockholder.

As you are aware, the Stockholder is providing this notice in advance of the Company's deadline for submission of stockholder proposals and nominations and the Stockholder believes it has fully satisfied all purported requirements for the content of this notice as set forth in applicable provisions of the Bylaws. Any claim that this notice is in any way defective or deficient, and all further correspondence on this matter, should be addressed to ANS Investments LLC, Attention: Jonah M. Meer, 50 Battery Place, Suite 7F, New York, New York 10280-1530, telephone 212-945-2080, facsimile: 508-629-0074, or by electronic mail to jmeer@verizon.net, with a copy to Keith E. Gottfried, Esquire, Blank Rome LLP, Watergate 600 New Hampshire Avenue, Washington, DC 20037, telephone: 202-772-5887, facsimile 202-572-1434, or by electronic mail to Gottfried@Blankrome.com, so that there is adequate opportunity to address such claim in a timely fashion.

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Magellan Petroleum Corporation
January 8, 2009

Please acknowledge receipt of this Notice and the exhibits and annexes hereto by signing and dating the enclosed copy of this Notice and returning it to the Stockholder in the enclosed envelope.

Sincerely,

ANS Investments LLC

By:	/s/ Jonah M. Meer
Jonah M. Meer Chief Executive Officer

cc:           Walter McCann, Chairman of the Board of Magellan Petroleum Corporation
Raymond J. DiCamillo, Esq. Richards Layton & Finger P.A.
Patrick P. Salisbury, Esq., Salisbury & Ryan LLP
Keith E. Gottfried, Esq., Blank Rome LLP

 EXHIBIT A

PROPOSALS INTENDED TO BE MADE BY ANS INVESTMENTS LLC
AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS,
OR OTHER MEETING OF STOCKHOLDERS HELD IN LIEU THEREOF,
OF MAGELLAN PETROLEUM CORPORATION (THE “COMPANY”)
(IN ADDITION TO THE NOMINATION OF ONE (1) NOMINEE FOR
ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY)

Proposal 1: Resolution urging the Company’s board of directors to take the necessary steps to eliminate the classification of the Company’s Board of Directors.

RESOLVED, that the stockholders of the Company urge the board of directors to take the necessary steps (excluding those steps that must be taken by the stockholders) to eliminate the classification of the Company’s board of directors and to require that all directors stand for election annually and that such declassification should be completed in a manner that does not affect the unexpired terms of directors.

Reason for the Proposal: The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that annual elections of the entire board promote accountability. They also foster communications between investors and their elected representatives, directors.  The Company’s classified board of directors is divided into three classes, with approximately one-third of the directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and on each director individually. We believe that the annual election of directors is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in their interests.

Proposal 2: Repeal of any and all amendments to the Company’s Amended and Restated Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) that are adopted by the Company’s Board of Directors since April 18, 2007.

RESOLVED, that any and all amendments to the Company’s Amended and Restated Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) which are adopted subsequent to April 18, 2007 (the last date of reported changes) and before the effectiveness of the foregoing Proposal and the seating of the Nominee on the Company’s Board of Directors, other than those provisions which were duly adopted by the stockholders of the Company and those provisions which under the laws of the State of Delaware cannot be repealed by the stockholders of the Company, be, and hereby are, repealed; and further

RESOLVED, that, without the affirmative vote of the holders of a majority of the stock of the Company having voting power, the Company’s Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision in a manner which serves to reinstate any repealed provision or adopt any provision having a similar effect as the repealed provision.

Reason for the Proposal:  This Proposal is designed to prevent the current Board of Directors of the Company from taking any unilateral action through the date of the Stockholder Meeting to amend the Company’s Bylaws to attempt to impede our proxy solicitation, affect corporate governance at the Company or nullify or delay any of the actions taken by the stockholders under these Proposals.  Based on publicly available information, the most recent version the Company’s Bylaws was adopted on April 18, 2007 and publicly filed with the SEC on such date, and no amendments after that date have been publicly disclosed.

Exhibit B

Information Regarding the Stockholder’s
Record Ownership and Beneficial Ownership

As of the date of this Notice, the Stockholder is the beneficial owner of 574,485 shares of Magellan Common Stock, including the 2,000 Record Shares. Set forth below is (i) the number of shares of Magellan Common Stock for which the Stockholder is the record owner as of the date hereof, (ii) the number of shares of Magellan Common Stock beneficially owned by the Stockholder as of the date hereof and the nature of such beneficial ownership, and (iii) the name and address of the beneficial and record holders of the shares of Magellan Common Stock as described in clauses (i) and (ii) of this paragraph.

Name and Address of the Record Owner	Name and Address of the Beneficial Owner	Nature of Beneficial Ownership (if applicable)	Number of Shares of Magellan Common Stock Held	Percent of Class (1)
ANS Investments LLC 50 Battery Place, Suite 7F New York, NY 10280-1530	ANS Investments LLC 50 Battery Place, Suite 7F New York, NY 10280-1530	N/A	2,000	Less than 1%
Cede & Co., as the nominee of The Depository Trust Company c/o The Depository Trust Company 55 Water Street New York, NY 10041	ANS Investments LLC 50 Battery Place, Suite 7F New York, NY 10280-1530	Shares held in “street name” for the benefit of ANS Investments LLC	572,485	1.4%
Total Shares			574,485	1.4%

(1)
The percentages used herein are calculated based upon the 41,500,325 shares of Magellan Common Stock issued and outstanding as of November 10, 2008 as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

Exhibit C

Transactions in the Company’s Securities

The following table set forth information with respect to all purchases and sales of Magellan Common Stock by the Stockholder (ANS Investments LLC) and the Nominee (Jonah M. Meer) during the past two (2) years:

Purchases and sales by the Stockholder (ANS Investments LLC):
Date of Transaction	Sale or Purchase	Number. of Securities Purchased / Sold	Price (Per Share)
02/15/08	Purchase	2,000	$ 1.0895
08/15/08	Purchase	2,500	$ 1.38
08/18/08	Purchase	565	$ 1.34
08/18/08	Purchase	1,200	$ 1.38
08/18/08	Purchase	2,200	$ 1.38
08/18/08	Purchase	2,600	$ 1.38
08/19/08	Purchase	200	$ 1.37
08/19/08	Purchase	1,500	$ 1.39
08/19/08	Purchase	3,100	$ 1.38
08/20/08	Purchase	3,500	$ 1.39
08/20/08	Purchase	885	$ 1.38
08/21/08	Purchase	3,000	$ 1.38
08/21/08	Purchase	4,000	$ 1.4099
08/25/08	Purchase	5,000	$ 1.42
08/25/08	Purchase	7,279	$ 1.41
08/25/08	Purchase	11,000	$ 1.42
08/25/08	Purchase	9,000	$ 1.42
08/26/08	Purchase	2,500	$ 1.4599
08/26/08	Purchase	5,000	$ 1.46
08/26/08	Sale	(2,500)	$ 1.4601
08/26/08	Purchase	2,500	$ 1.46
08/26/08	Purchase	3,000	$ 1.4599
08/26/08	Purchase	4,600	$ 1.46
08/27/08	Purchase	2,500	$ 1.50
08/27/08	Purchase	2,000	$ 1.47
08/27/08	Purchase	4,700	$ 1.47
08/27/08	Purchase	1,400	$ 1.50
08/27/08	Purchase	1,600	$ 1.4999
08/27/08	Purchase	3,300	$ 1.47
08/28/08	Purchase	300	$ 1.52
08/28/08	Purchase	1,700	$ 1.5199
08/28/08	Purchase	5,000	$ 1.54

Purchases and sales by the Stockholder (ANS Investments LLC):
Date of Transaction	Sale or Purchase	Number. of Securities Purchased / Sold	Price (Per Share)
08/29/08	Purchase	1,000	$ 1.5199
08/29/08	Purchase	2,500	$ 1.4799
09/02/08	Purchase	1,100	$ 1.5000
09/02/08	Purchase	6,900	$ 1.4999
09/02/08	Purchase	10,000	$ 1.50
09/02/08	Purchase	400	$ 1.50
09/02/08	Purchase	6,600	$ 1.4999
09/02/08	Purchase	5,000	$ 1.50
09/02/08	Purchase	10,000	$ 1.50
09/03/08	Purchase	2,500	$ 1.48
09/03/08	Purchase	2,500	$ 1.4999
09/03/08	Purchase	3,700	$ 1.4799
09/03/08	Purchase	4,500	$ 1.4999
09/03/08	Purchase	5,000	$ 1.3999
09/03/08	Purchase	5,000	$ 1.3999
09/03/08	Purchase	5,000	$ 1.4999
09/04/08	Purchase	4,500	$ 1.27
09/04/08	Purchase	2,000	$ 1.39
09/04/08	Purchase	10,000	$ 1.27
09/04/08	Purchase	12,500	$ 1.25
09/04/08	Purchase	2,500	$ 1.2599
09/04/08	Purchase	2,000	$ 1.2499
09/04/08	Purchase	900	$ 1.26
09/04/08	Purchase	1,000	$ 1.34
09/05/08	Purchase	8,000	$ 1.26
09/05/08	Purchase	5,000	$ 1.23
09/05/08	Purchase	400	$ 1.21
09/08/08	Purchase	15,000	$ 1.30
09/08/08	Purchase	5,000	$ 1.3399
09/08/08	Purchase	1,500	$ 1.31
09/08/08	Purchase	100	$ 1.31
09/09/08	Purchase	951	$ 1.20
09/09/08	Purchase	5,000	$ 1.24
09/09/08	Purchase	6,000	$ 1.24
09/09/08	Purchase	7,500	$ 1.25
09/09/08	Purchase	6,100	$ 1.27
09/09/08	Purchase	1,100	$ 1.2973
09/09/08	Purchase	8,900	$ 1.30
9/9/2008	Purchase	10,000	$ 1.23
9/9/2008	Purchase	10,000	$ 1.23

Purchases and sales by the Stockholder (ANS Investments LLC):
Date of Transaction	Sale or Purchase	Number. of Securities Purchased / Sold	Price (Per Share)
9/9/2008	Purchase	5,000	$ 1.21
9/9/2008	Purchase	5,000	$ 1.22
09/11/08	Purchase	20,000	$ 1.15
09/11/08	Purchase	10,000	$ 1.10
09/11/08	Purchase	10,000	$ 1.15
09/11/08	Purchase	5,000	$ 1.1499
09/11/08	Purchase	5,000	$ 1.1499
09/11/08	Purchase	5,000	$ 1.12
09/11/08	Purchase	2,700	$ 1.1499
09/11/08	Purchase	1,500	$ 1.1499
09/11/08	Purchase	800	$ 1.15
09/15/08	Purchase	5,000	$ 1.1299
09/15/08	Purchase	700	$ 1.10
09/16/08	Purchase	6,100	$ 1.05
09/16/08	Purchase	5,000	$ 1.09
09/16/08	Purchase	4,700	$ 1.07
09/16/08	Purchase	3,250	$ 1.03
09/16/08	Purchase	2,300	$ 1.07
09/16/08	Purchase	55	$ 1.0699
09/17/08	Purchase	7,400	$ 1.07
09/17/08	Purchase	5,000	$ 1.0699
09/17/08	Purchase	2,500	$ 1.0999
09/17/08	Purchase	2,500	$ 1.0799
09/17/08	Purchase	2,300	$ 1.0999
09/17/08	Purchase	2,100	$ 1.07
09/17/08	Purchase	200	$ 1.10
09/18/08	Purchase	4,800	$ 1.08
09/18/08	Purchase	2,700	$ 1.05
09/19/08	Purchase	14,000	$ 1.05
09/19/08	Purchase	13,500	$ 1.07
09/19/08	Purchase	9,400	$ 1.06
09/19/08	Purchase	9,300	$ 1.07
09/19/08	Purchase	7,200	$ 1.07
09/19/08	Purchase	6,700	$ 1.05
09/24/08	Purchase	10,000	$ 1.08
09/24/08	Purchase	8,000	$ 1.07
09/24/08	Purchase	5,000	$ 1.09
09/29/08	Purchase	10,000	$ 1.03
09/29/08	Purchase	5,000	$ 1.03
09/29/08	Purchase	2,100	$ 1.03

Purchases and sales by the Stockholder (ANS Investments LLC):
Date of Transaction	Sale or Purchase	Number. of Securities Purchased / Sold	Price (Per Share)
10/02/08	Purchase	10,000	$ 0.8999
10/02/08	Purchase	10,000	$ 0.89
10/02/08	Purchase	7,500	$ 0.94
10/02/08	Purchase	5,000	$ 0.98
10/02/08	Purchase	5,000	$ 0.93
10/02/08	Purchase	5,000	$ 0.91
10/02/08	Purchase	400	$ 0.85
10/08/08	Purchase	10,000	$ 0.89

Purchases and sales by the Nominee (Jonah M. Meer):
Date of Transaction	Sale or Purchase	Number of Securities Purchased / Sold	Price (Per Share)
09/12/07	Purchase	1,000	$ 1.1099
10/15/07	Purchase	1,000	$ 1.11
11/28/07	Purchase	3,000	$ 0.9000
11/30/07	Purchase	900	$ 1.0000
11/30/07	Purchase	1,000	$ 1.00
11/30/07	Purchase	1,000	$ 1.0000
11/30/07	Purchase	3,000	$ 0.9900
11/30/07	Purchase	4,600	$ 0.9900
11/30/07	Purchase	10,000	$ 1.0200
12/05/07	Purchase	900	$ 1.0600
12/05/07	Purchase	1,000	$ 1.0600
12/05/07	Purchase	1,100	$ 1.06
12/05/07	Purchase	1,600	$ 1.06
12/05/07	Purchase	4,000	$ 1.07
12/05/07	Purchase	5,000	$ 1.0700
12/05/07	Purchase	12,900	$ 1.07
12/19/07	Purchase	2,800	$ 1.02
12/19/07	Purchase	7,200	$ 1.0000
12/19/07	Purchase	100	$ 1.00
12/19/07	Purchase	200	$ 0.99
12/19/07	Purchase	200	$ 0.99
12/19/07	Purchase	200	$ 1.00
12/19/07	Purchase	200	$ 0.99
12/19/07	Purchase	300	$ 0.99

Purchases and sales by the Nominee (Jonah M. Meer):
Date of Transaction	Sale or Purchase	Number of Securities Purchased / Sold	Price (Per Share)
12/19/07	Purchase	300	$ 0.99
12/19/07	Purchase	500	$ 0.99
12/19/07	Purchase	500	$ 0.99
12/20/07	Purchase	10,000	$ 1.01
12/21/07	Purchase	3,000	$ 0.9900
12/31/07	Purchase	1,000	$ 0.9899
12/31/07	Purchase	1,000	$ 0.9899
12/31/07	Purchase	500	$ 0.98
12/31/07	Purchase	1,000	$ 0.99
12/31/07	Purchase	1,000	$ 0.99
01/09/08	Purchase	2,500	$ 0.95

ANNEX I

NOMINEE CONSENT OF JONAH M. MEER

Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT  06106
Attention: Mr. Edward B. Whittemore, Esq.
Corporate Secretary

Ladies and Gentlemen:

Reference is hereby made to the solicitation of proxies (the “Proxy Solicitation”) to be conducted by ANS Investments LLC, a Delaware limited liability company (the “Stockholder”), from the holders of shares of common stock, $0.01 par value per share, of Magellan Petroleum Corporation, a Delaware corporation (the “Company”), to, among other things, elect one (1) nominee of the Stockholder to the Board of Directors of the Company (the “Company Board”) at the 2008 annual meeting of the stockholders of the Company and at any adjournments, postponements, reschedulings and continuations thereof (the “Annual Meeting”) or at any other meeting of stockholders held in lieu thereof (together with the Annual Meeting, the “Stockholder Meeting”).

Please be advised that the undersigned hereby consents:

(i)	to serving as a nominee for election as a director to the Company Board at the Stockholder Meeting;

(ii)	to being named as a nominee in any notice provided by the Stockholder of its intention to nominate the undersigned for election as a director to the Company Board at the Stockholder Meeting;

(iii)
to being named as a nominee in any proxy statement filed by the Stockholder in connection with its solicitation of proxies or written consents for election of the undersigned at the Stockholder Meeting; and

(iv)	to serve as a director of the Company if elected at the Stockholder Meeting.

Sincerely,

Signature: /s/ Jonah M. Meer
Print name: Jonah M. Meer

Date: January 8, 2009

ANNEX II

Residential Address of the Nominee

Jonah M. Meer

1488 East 27th Street
Brooklyn, New York  11210

NUMBER

NU112279

04056

MPC

NU0112279

SHARES

******2000***

MAGELLAN PETROLEUM CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certificate is transferable in New York, New York

CUSIP 559091 30 1

SEE REVERSE FOR CERTAIN DEFINITIONS

******2000*******
*******2000******
********2000*****
*********2000****
**********2000***
***********2000**

This certifies that

DTC-0019-9670532416
ANS INVESTMENT LLC
C-O ANS INVESTMENT LLC
50 BATTERY PL SUITE 7F
NEW YORK NY 10280-1530

5510701261

is the registered holder of **TWO THOUSAND**

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

MAGELLAN PETROLEUM CORPORATION

(hereinafter the "Company"), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated FEBRUARY 25, 2008
04056012257 FAST

MAGELLAN PETROLEUM CORPORATION CORPORATE 1967 SEAL DELAWARE

SECRETARY

PRESIDENT

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
(NEW YORK, NY)
TRANSFER AGENT AND REGISTRAR
BY
AUTHORIZED SIGNATURE